                                                                   EXHIBIT 10.33

                                                                [EXECUTION COPY]

                    REAL QUEST, INC. SHAREHOLDERS' AGREEMENT

         Shareholders' Agreement made this 23rd day of September, 1999, by and among WORLDWIDE WEB NETWORX CORPORATION, a Delaware corporation ("WWWX"), and NEW AMERICA NETWORK, INC., a Delaware corporation ("NAI"), and REAL QUEST, INC., a New Jersey corporation ("RQ").

                                   BACKGROUND

         WWWX engages in the business of providing internet technology. NAI is engaged in the business of providing commercial real estate services. NAI's wholly-owned subsidiary, RQ, is engaged in the business of developing and providing commercial real estate management and transaction tracking software. The parties desire to enter into this Agreement governing the operations of RQ and its subsidiary NAI Direct, Inc., a Delaware corporation ("NAI DIRECT") in order to create vertical and horizontal internet portals for the commercial real estate industry. RQ is sometimes referred to herein as the "COMPANY ". WWWX and NAI are sometimes referred to herein collectively as the "PARTIES".

         Simultaneously, with the execution of this Agreement, NAI and WWWX have entered into a Share Exchange Agreement (the "EXCHANGE AGREEMENT") pursuant to which WWWX is acquiring 80% of the outstanding equity interest in RQ from NAI in exchange for 1,500,000 shares of WWWX Common Stock and RQ and the other shareholders of NAI Direct, Inc. have entered into the NAI Direct, Inc. Shareholders' Agreement. Upon closing under this Agreement and the Exchange Agreement, WWWX and NAI will be the sole shareholders of RQ.

1.       ORGANIZATION

         1.1 The Parties agree to take such steps as are reasonably necessary to cause RQ to change its domicile from the State of New Jersey to the State of Delaware.

         1.2 The Parties will cause RQ to form NAI Direct as a Delaware corporation. Attached hereto as EXHIBIT 1.2 are copies of the Articles of Incorporation and Bylaws of NAI Direct.

         1.3 The corporate records of the Company, including financial records, shall be kept in its offices.

2.       OWNERSHIP

         2.1 Pursuant to the exchange of stock called for in the Exchange Agreement, NAI will transfer 80% of the equity interest of RQ to WWWX, and NAI will retain 20% of the equity interest of RQ.

         2.2 RQ will initially own 80% of the equity interest in NAI Direct; 20% of the equity interest in NAI Direct will initially be available to NAI Direct for sale or delivery to its officers, employees or others pursuant to the terms of the NAI Direct Shareholders' Agreement, which may include current officers, directors and employees of NAI or WWWX.

         2.3      Subject to the terms hereof, including without limitation,
                  SECTION 3.3, the Parties may be diluted by future equity investors at the discretion of RQ's then current Board of Directors.

3.       RESPONSIBILITIES

         3.1 WWWX will provide or license internet e-commerce and asset management software as listed on SCHEDULE 3.1 (the "TECHNOLOGY"), or comparable technology, to NAI Direct in NAI Direct's discretion. In addition, WWWX will use reasonable efforts to develop or customize the Technology for application to commercial real estate to be used by NAI Direct. A copy of the form of License Agreement (the "WWWX LICENSE AGREEMENT") is attached hereto as EXHIBIT 3.1.


         3.2 WWWX will loan $1,000,000 to NAI Direct as required to meet its working capital needs beginning on the Closing Date (as defined in the Exchange Agreement.) At the time of Closing, such funding will be deposited in a separate account in the name of WWWX to be used only for NAI Direct. Disbursements from that account, pursuant to the Loan Agreement, will be made to NAI Direct on the authority of the President or CEO of NAI Direct, or their designee, and the CFO of WWWX or his designee. Such authority will be granted as long as the subject disbursement is in accordance with the budgets adopted by the Board of Directors of NAI Direct or is necessary for actual expenses of NAI Direct which may vary not more than 20% monthly and year-to-date from budgets approved by the Board of Directors, without the additional approval by the Board of Directors. A copy of the Loan Agreement (the "LOAN AGREEMENT") is attached hereto as EXHIBIT 3.2.


         3.3 In addition to its obligations under SECTION 3.2, within 18 months of the Closing Date, WWWX will provide or obtain funding as required to meet NAI Direct's working capital needs in a total amount equal to $4,000,000 in the form of a loan on commercially reasonable terms, or otherwise provided that NAI's equity interest may not be diluted until after there has been an equity investment of at least $5,000,000 in NAI Direct.

         3.4      NAI will license software to NAI Direct as listed on SCHEDULE
                  3.4 (the "NAI LICENSED SOFTWARE") for which NAI Direct will pay a monthly royalty fee in an amount equal to 5% of NAI Direct's gross revenue for the preceding month. A copy of the form of License Agreement (the "NAI LICENSE AGREEMENT") is attached hereto as EXHIBIT 3.4.

         3.5 Beginning on the Launch, NAI will place all of its member listings, i.e., commercial real estate listings currently available or that may become available to NAI Member Brokers through NAI's Member Website, on NAI Direct's web site(s) and will encourage all NAI Member Brokers to place all of their local commercial real estate listings on NAI Direct's web site(s). NAI's commitment to NAI Direct are contained in the form of the agreement in EXHIBIT 3.4. For purposes of this
                  SECTION 3.5, "Launch" means that date on which NAI Direct's Board of Directors has determined that NAI Direct's website has achieved the level of functionality to meet the minimum technical specifications for operation and is currently available to the public.

         3.6 All internet commercial real estate software developed by any of the Parties shall be the property of NAI Direct or exclusively licensed to NAI Direct when developed without additional cost to NAI Direct. All improvements by the Parties to the internet commercial real estate software or commercial real estate software purchased shall be the property of NAI Direct or exclusively licensed to NAI Direct without additional cost to NAI Direct. Any other use of such software must be pursuant to an arms-length license agreement with NAI Direct.

4.       MANAGEMENT OF REAL QUEST

         4.1 The Board of Directors of RQ will consist of five Directors, with two Directors to be designated by NAI and two Directors to be designated by WWWX. The fifth Director will be selected by agreement of NAI and WWWX and will serve until his or her successor is elected and qualified.

         4.2 The Parties agree to cause RQ to adopt By-laws in the form attached as EXHIBIT 4.2.

         4.3 The Board of Directors of RQ shall meet no less frequently than every two months or as may be determined by the Board or reflected in RQ's By-laws.

         4.4 Gerald C. Finn will be the initial Chief Executive Officer of RQ; Jeffrey Finn will be the initial President of RQ. Other initial officers will be elected by the Board of Directors of RQ.

         4.5 Employment agreements (the "EMPLOYMENT AGREEMENTS") shall be executed between each of Gerald C. Finn and Jeffrey Finn (collectively the "KEY EMPLOYEES") and NAI Direct in the form of EXHIBIT 4.5.

         4.6 Except as otherwise contemplated by or discussed in this Agreement, the following actions by RQ will require approval of the Board of Directors of RQ:

                  (1) Amend, alter or repeal any of the provisions of the Certificate of Incorporation or the By-Laws of RQ;

                  (2) Authorize or create, or increase the number of authorized shares of any stock of any class, or any security convertible into stock of a class;

                  (3) Adopt and implement any strategic and operating plans that materially change the business of RQ or that involve the entry of RQ into a business not currently conducted by RQ, except as contemplated by this Agreement;

                  (4) Make or commit any capital expenditures of amounts exceeding in the aggregate 20% of RQ's net worth;

                  (5) Reorganize, recapitalize, register its stock under the U.S. Federal securities laws, enter, offer or sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of RQ is disposed of;

                  (6) Redeem, purchase or otherwise acquire, directly or indirectly any shares of RQ's capital stock or any option, warrant or other right to purchase or acquire any such shares;

                  (7) Grant or issue any stock options or other convertible securities at below fair market value on the date of grant;

                  (8) Declare or pay any dividend or other distribution (whether in cash, stock or other property) with respect to RQ's capital stock;

                  (9) Except in the ordinary course of RQ's business, voluntarily sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible) valued in excess of $250,000;

                  (10) Except in the ordinary course of RQ's business, grant or make any mortgage or pledge or subject RQ or any of its properties or assets to any lien, charge or encumbrance of any kind, except liens for taxes not currently due;

                  (11) Create, incur, or assume any liability or indebtedness in an aggregate amount exceeding 20% of RQ's net worth;

                  (12)     Guaranty the obligation of any third party;

                  (13) Grant any increase in the compensation payable or to become payable to directors or officers (including, without limitation, any such increase pursuant to any bonus, pension, profit-sharing, incentive option or other plan or commitment) that is 20% greater than the prior year;

                  (14) Alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

                  (15) Enter into any commitment or transaction other than in the ordinary course of business valued in excess of $250,000;

                  (16) Amend or agree to any amendment of the NAI Direct Shareholders' Agreement.

                  Approval of any of the actions listed in items 1, 2, 3, 5, 6, 7, 9, 10, 14, or 16 will require the approval of at least
                  3/4 of the Directors of RQ.


5.       REVENUE GOAL

         5.1 In the event that NAI Direct has not received cumulative gross revenues of at least $2,000,000 within 24 months of the Launch, (the "REVENUE GOAL"), the Escrow Agreement shall be terminated and the WWWX shares held in escrow shall be returned to WWWX. If the Revenue Goal is achieved, the Escrow Agreement shall be terminated and the WWWX shares held in escrow shall be distributed to NAI.

6.       LOCK-UP

         6.1 Until a date that is 18 months from the Closing Date, neither Party may sell, transfer, assign or in any way encumber any portion of its equity interest in RQ without the written consent of the other.

         6.2 In the event any shareholder receives a bona fide offer to purchase its RQ shares from an independent third party, such shareholder shall give the other shareholder notice of such an offer and provide a copy thereof. Such other shareholder shall have the option to elect within 10 days following such notice to purchase such shareholder's shares under the same terms and conditions as the offer.

         6.3 In the event WWWX receives an offer for all or substantially all of its shares in RQ, WWWX shall give prompt notice to NAI of such offer and the terms thereof, and shall provide NAI with a copy of any such offer. NAI shall have the option to give notice (a "TAG-ALONG NOTICE") not later than 10 days prior to the closing of the sale by WWWX, pursuant to which NAI may require WWWX to give notice to the purchaser that as part of the same transaction and as a condition thereto, NAI's shares shall be purchased for the same consideration and otherwise on the same terms and conditions upon which WWWX will sell its shares to purchaser. If the purchaser does not wish to purchase a greater interest in RQ than contained in its offer to WWWX, then such purchaser must purchase such interest on a pro rata basis in relation to each shareholder's interest in RQ from WWWX and NAI. In the event purchaser does not purchase NAI's shares as identified in the Tag-Along Notice in accordance with this SECTION 6.3, the sale by WWWX of its shares shall be voidable at the sole option of NAI.


7.       PROPRIETARY INFORMATION

         7.1 The Parties to this Agreement have been or may be exposed to patents, software, trade secrets, financial information, vendor and supplier lists, personnel policies, methods of doing business, and other confidential business information (the "PROPRIETARY INFORMATION"). Each Party agrees to keep such Proprietary Information confidential. Each Party agrees not to use or disclose such Proprietary Information, except in furtherance of the business of RQ or NAI Direct. The Parties acknowledge that improper disclosure of use will cause the other Party irreparable harm, and that the appropriate Party is entitled to injunctive relief for any breach, as well as an action for monetary damages for any loss.

8.       RESTRICTIVE COVENANT

         8.1 During the term of this Agreement and for a period of two (2) years after a Party ceases to be a shareholder in RQ such Party agrees to refrain from becoming a shareholder in, consultant, employee, officer, director, owner, partner or in any other manner, becoming connected with, a business that is competitive with the internet-based commercial real estate business of RQ or NAI Direct, except that neither Party shall be barred by this provision from continuing its current business activities. Nothing contained herein shall prevent either Party from engaging or participating in any internet based commercial real estate enterprise so long as such enterprise does not compete with RQ or NAI Direct in any of its principal activities. In particular, the parties recognize that NAI listings currently appear on loopNet.com, a commercial real estate listing service and the appearance of NAI listings on loopNet.com shall not be construed to be violative of the restrictive covenant in this SECTION 8.1. This covenant shall terminate upon the dissolution of RQ.

         8.2 The Parties acknowledge that a violation of this covenant will cause RQ and/or NAI Direct irreparable harm, and that RQ or NAI Direct is entitled to injunctive relief for any breach, as well as an action for monetary damages for any loss.

         8.3 In the event of a violation of the terms of ARTICLE 7 OR 8 of this Agreement, the violating parties shall be liable to the damaged party for reasonable attorneys fees, expert fees and court costs.

9.       DEFAULT

         9.1      The following events shall constitute a default hereunder:

                  9.1.1 The failure of either Party to meet its obligations as set out in ARTICLE 3 hereof, provided that the other Party, RQ or NAI Direct shall have given written notice of such default and the defaulting party may cure such default within 30 days of the delivery of notice;

                  9.1.2    Any material breach by WWWX of

                           (a)      the WWWX License Agreement or

                           (b)      the Loan Agreement

                  9.1.3    Any material breach by NAI of

                           (a)      the NAI License Agreement or

                           (b)      the NAI Agreement

                  9.1.4 Any action by WWWX which causes or constitutes Good Reason (as such terms are defined in the Employment Agreements) for either Key Employee to terminate either Employment Agreement.

         9.2 In the event of a default as defined above, and the defaulting party shall have failed to cure the default within 30 days of the delivery of notice to the defaulting party, in lieu of any other remedies at law or in equity, the non-defaulting Party may terminate this Agreement pursuant to this ARTICLE 9 and neither Party will be bound further by the terms of ARTICLES 7 AND 8 hereof.

         9.3 In the event of a default by WWWX under SECTION 9.1.1 or a default under SECTION 9.1.2 OR 9.1.4 and the passage of the time required by SECTION 9.2, following the payment by RQ and NAI Direct of all debts to creditors other than the Parties, RQ and NAI Direct will be dissolved and

                  (a) all assets other than those listed in SECTION 9.3(B), including but not limited to all cash, accounts receivable, furniture, fixtures, equipment, computer hardware, and tangible property of RQ and NAI Direct shall be distributed to WWWX;

                  (b) all computer software, trade names, trade marks, copyrights, and other intellectual property of RQ and NAI Direct, including but not limited to the names "Real Quest" and "NAI Direct", shall be distributed to and become the property of NAI;

                  (c) the WWWX License Agreement and the NAI License Agreement shall be terminated, and each Party shall retain its right to use the property licensed to NAI Direct, except that if NAI chooses to continue the operations of NAI Direct, the WWWX License shall continue in full force and effect at no charge to NAI Direct or NAI for a period of 6 months from the dissolution, after which time NAI Direct or NAI will pay a license fee of not more than $50,000 per annum for a non-exclusive license of the Technology if it elects to continue the License Agreement.

                  (d) The Escrow Agreement shall be terminated and the WWWX shares held in escrow shall be distributed to NAI.

         9.4 In the event of a default by NAI under SECTION 9.1.1 or a default under SECTION 9.1.4 and the passage of the time required by SECTION 9.2, following the payment by RQ and NAI Direct of all debts to creditors other than Parties, RQ and NAI Direct will be dissolved and

                  (a) all assets other than those listed in SECTION 9.4(B), including but not limited to all cash, cash equivalents, accounts receivable, furniture, fixtures, equipment, computer hardware, and tangible property of RQ and NAI Direct shall be distributed to WWWX;

                  (b) all computer software, trade names, trademarks, copyrights and other intellectual property of RQ and NAI Direct that was contributed by NAI, including but not limited to the names "Real Quest" and "NAI Direct" shall be distributed to and become the property of NAI;

                  (c) the WWWX License Agreement and the NAI License Agreement shall be terminated, and each Party shall retain its right to use the property licensed to NAI Direct;

                  (d) the Escrow Agreement shall be terminated and the WWWX shares held in escrow shall be returned to WWWX.

10.      CHANGE IN CONTROL

         10.1 In the event of a proposed change in control, acquisition or merger of WWWX in a transaction or series of transactions where 34% or more of the voting securities of WWWX is obtained by a third party or third parties acting in concert, NAI shall have the right (a) to repurchase WWWX or the surviving company's RQ shares, as the case may be, or (b) to put its equity interest in RQ to WWWX or the surviving company, as the case may be, at their fair market value and WWWX shall purchase such shares at their fair market value. If NAI exercises its right to put pursuant to (b) of the previous sentence, WWWX or the surviving company, as the case may be, may elect to purchase NAI's equity interest with either cash or its publicly-traded, unrestricted stock, or a combination thereof.

                  If NAI exercises its rights under this SECTION 10.1, neither Party will be bound by the provisions of SECTIONS 7 AND 8.

11.      MISCELLANEOUS

         11.1 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE . THE PARTIES AGREE TO WAIVE A JURY TRIAL IN ANY PROCEEDING BROUGHT TO ENFORCE ANY OF THE TERMS OF THIS AGREEMENT.

         11.2 TERM. The term of this agreement shall remain in effect until the earlier of:

                  1.       The consent of both parties;

                  2. The occurrence of a default and termination pursuant to ARTICLE 9; or

                  3.       The exercise by NAI of its rights under ARTICLE 10.

         11.3. SURVIVAL. Nothing contained in this section shall affect or impair any rights or obligations arising prior to the time of termination of this Agreement or which may arise by an event causing the termination of this Agreement. The covenants contained in PARAGRAPHS 7 AND 8 above shall, except as provided in ARTICLES 9 AND 10, survive the termination of this Agreement.

         11.4. NOTICE. Any notice or other communication shall be in writing and shall be deemed effective:

                  (1) Upon personal delivery, if delivered by hand and followed by notice by mail of facsimile transmission;

                  (2) Three (3) days after deposit in the United States mail by certified or registered mail, return receipt requested, postage prepaid;

                  (3) The date of delivery by Federal Express or other nationally recognized courier service.

         TO WWWX: WorldWide Web NetworX Corporation 521 Fellowship Road, Suite 130 Mount Laurel, New Jersey 08045
                                          Attn:  President and CEO
                                          Fax Number:  (856) 914-0745

         with a copy to:                  Allan M. Cohen, Esq.
                                          General Counsel
                                          Fax Number:  (856) 914-0842

         TO NAI:                          New America Network, Inc.
                                          P.O. Box 950
                                          572 US Route 130
                                          Hightstown, NJ  08520
                                          Attn: Gerald C. Finn, Chairman and CEO
                                          Fax Number:  (609) 448-8126

         with a copy to:                  Edward J. Finn, Esq.
                                          General Counsel
                                          Fax Number: (410) 884-4072

         TO RQ:                           Real Quest, Inc.
                                          P.O. Box 950
                                          572 US Route 130
                                          Hightstown, NJ  08520

         with a copy to:                  Edward J. Finn, Esq.
                                          General Counsel
                                          Fax Number: (410) 884-4072

or to such other address of which any party may notify the other parties as provided above.

         11.5 AMENDMENT. This agreement may only be amended by an instrument in writing signed by the Parties.

         11.6 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstances shall for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but rather, shall be enforced to the extent permitted by law.

         11.7 ENTIRE AGREEMENT. This Agreement and the agreements specifically referenced in this Agreement constitute the entire agreement between the Parties and incorporate all prior discussions, negotiations and agreements.

         11.8 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement may not be assigned by either Party without the prior written consent of the other Party. This Agreement shall be binding upon and inured to the benefit of the parties hereto, their respective successors, heirs, permitted assigns and legal representatives. In the event of a transfer of the shares of stock in accordance with this Agreement, the selling shareholder acknowledges that the transfer shall not be effective until such time as the purchasing party acknowledges that it shall be bound by the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.


                                    WORLDWIDE WEB NETWORX CORPORATION


                                    BY:  //S// ROBERT D. KOHN
                                         ------------------------------
                                         Name: Robert D. Kohn
                                         Title: President and CEO


                                    NEW AMERICA NETWORK, INC.


                                    BY: //S// GERALD C. FINN
                                        -------------------------------
                                        Name: Gerald C. Finn
                                        Title: Chairman and CEO


                                    REAL QUEST, INC.


                                    BY:  //S// GERALD C. FINN
                                         ------------------------------
                                         Name: Gerald C. Finn
                                         Title: President